Exhibit 99.1
Protalix BioTherapeutics to Present at the Oppenheimer Small and Mid Cap Clinical and Regulatory Conference
CARMIEL, Israel, July 31, 2008 (Business Wire) — Protalix BioTherapeutics, Inc. (Amex: PLX), announced today that it will present at the Oppenheimer Small and Mid Cap Clinical and Regulatory Conference in New York City on August 4, 2008. The conference is being held at Oppenheimer’s offices located at 300 Madison Ave. Dr. David Aviezer, Protalix’s President and Chief Executive Officer will give a corporate overview at 9:30 AM ET and will participate on the “Designing a Pivotal Program with an Eye Towards Approval” panel at 9:55 AM ET.
Webcasts of the corporate presentation and panel will be available on Protalix’s website at www.protalix.com under the events calendar section.
About Protalix BioTherapeutics
Protalix is a biopharmaceutical company. Its goal is to become a fully integrated biopharmaceutical company focused on the development and commercialization of proprietary recombinant therapeutic proteins to be expressed through its proprietary plant cell based expression system. Protalix’s ProCellEx(TM) presents a proprietary method for the expression of recombinant proteins that Protalix believes is safe and scalable and will allow for the cost-effective, industrial-scale production of recombinant therapeutic proteins. Protalix is enrolling and treating patients in its pivotal phase III clinical trial in Israel, Europe the United States and other locations for its lead product candidate, prGCD, for its enzyme replacement therapy for Gaucher disease, a lysosomal storage disorder in humans, and has reached an agreement with the United States Food and Drug Administration on the final design of the pivotal phase III clinical trial through the FDA’s Special Protocol Assessment (SPA) process. Protalix is also advancing additional recombinant biopharmaceutical drug development programs.
Contact:
The Trout Group, LLC
Marcy Strickler, 646-378-2927
mstrickler@troutgroup.com